UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934



                            R.O.C. Taiwan Fund, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    749651105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



 Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (10-88)

                                  SCHEDULE 13G

CUSIP NO.    749651105
             ---------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CITY OF LONDON INVESTMENT GROUP PLC, a company
         incorporated under the laws of England & Wales
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         GREAT BRITAIN
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER
                                          3,298,600

           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY                     0
           OWNED BY
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON                        3,298,600
             WITH
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER
                                          0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,298,600

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                /  /.

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         10.09%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         HC

================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).     Name of Issuer:
               ---------------
               R.O.C. Taiwan Fund, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:
               ------------------------------------------------
               1440 Broadway, 16th Floor, New York, N.Y. 10018


Item 2(a).     Names of Person Filing:
               -----------------------
               City of London Investment Group PLC


Item 2(b).     Address of Principal Business Office or, if none, Residence:
               -----------------------------------------------------------
               10 Eastcheap
               London EC3M ILX
               England


Item 2(c).     Citizenship:
               ------------
               Great Britain


Item 2(d).     Title of Class of Securities:
               -----------------------------
               Common Stock


Item 2(e).     CUSIP Number:
               -------------
               749651105



Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or
               ---------------------------------------------------------
               13d-2(b), check whether the person filing is a:
               -----------------------------------------------

               (a) / / Broker or Dealer registered under Section 15 of the Act
               (b) / / Bank as defined in section 3(a)(6) of the Act
               (c) / / Insurance Company as defined in section 3(a)(19) of the
                       Act
               (d) / / Investment Company registered under section 8 of the
                       Investment Company Act
               (e) / / Investment Advisor registered under section 203 of the
                       Investment Advisers Act
               (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)
                       (ii)(F) (Note: See Item 7)
               (g) /X/ Parent Holding Company, in accordance with section
                       240.13d-1(b)(ii)(G). (Note: See Item 7)
               (h) / / Group, in accordance with Sec. 240.13d-1(b)(ii)(H).

Item 4.        Ownership:
               ----------

               (a) Amount Beneficially Owned: 3,298,600 as of 31st December,
                   1999                       ---------

               (b) Percent of Class: 10.09%
                                     ------
               (c) Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote: 3,298,600
                                                                   ---------
                   (ii)  shared power to vote or to direct the vote:   0
                                                                     -----
                   (iii) sole power to dispose or to direct the disposition of:
                         3,298,600
                         ---------
                   (iv)  shared power to dispose or to direct the
                         disposition of:  0
                                        -----

Item 5.        Ownership of Five Percent or Less of a Class:
               ---------------------------------------------
               Not Applicable


Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
               ----------------------------------------------------------------
               Not Applicable


Item 7.        Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company:
               --------
               City of London Investment Management Company Limited (IA) City of London Unit Trust Managers Limited (IA)


Item 8.        Identification and Classification of Members of the Group:
               ----------------------------------------------------------
               Not Applicable


Item 9.        Notice of Dissolution of Group:
               -------------------------------
               Not Applicable


Item 10.       Certification:
               --------------
               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 10th February, 2000



                                                   /s/  D.F. Allison
                                                   ----------------------------
                                                   Name: D. F. Allison
                                                   Title: Company Secretary